EXHIBIT 10.4

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

          This Amendment No. 2 to Employment Agreement ("Amendment") is made and entered into as of December 5, 2005 by and between Computer Sciences Corporation, a Nevada corporation (the "Company"), and Van B. Honeycutt, Chairman and Chief Executive Officer of the Company ("Executive"), for the purpose of amending the Employment Agreement dated as of May 1, 1999 by and between the Company and Executive, as amended as of February 3, 2003 (as amended, the "Employment Agreement").

          WHEREAS, upon the terms and conditions set forth herein, the parties hereto desire to amend the Employment Agreement to address the impact of Section 409A of the Internal Revenue Code of 1986, as amended; and

          WHEREAS, this Amendment is intended as good faith compliance with Section 409A and the regulations and other Treasury Department guidance promulgated thereunder;

          NOW, THEREFORE, in consideration of the foregoing recitals, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Employment Agreement to add a new Section 17, which shall read in its entirety as follows:

"17. Effect of Section 409A of the Code

          Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Executive pursuant to Section 6 of this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A ("409A Taxes") as applicable at the time such payments and benefits are otherwise required under this Agreement, then:

          (a)    (i) such payments shall be delayed until the date that is six months after the date of Executive's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Payments Delay Period"), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the 120-month rolling average yield to maturity of the index called the "Merrill Lynch U.S. Corporates, A Rated, 15+ Years Index" (or any successor index, or if neither exists, the most similar index which does exist) as of December 31 of the year preceding the year in which the Payments Delay Period commences, compounded annually (the "Interest Rate");

          (b)    (i) with respect to the provision of such benefits, for a period of six months following the date of Executive's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period, that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Benefits Delay Period"), Executive shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Company shall reimburse Executive for the costs of providing such benefits imposed on Executive during the Benefits Delay Period, plus interest accrued at the Interest Rate; and

          (c)    The Company shall fund any payments to Executive that are to be delayed as a result of the imposition of a Payment Delay Period (including the interest to be paid with respect to such delayed payments) and/or any payments that are expected to be paid to Executive as a result of the imposition of a Benefits Delay Period (including any interest to be paid with respect thereto) (collectively, the "Delayed Payments") by establishing and irrevocably funding a trust for the benefit of Executive. Such trust shall be a grantor trust described in Section 671 of the Code and intended not to cause tax to be incurred by Executive until amounts are paid out from the trust to Executive. The trust shall provide for distribution of amounts to Executive in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Payment Delay Period pursuant to this Section 17, but only to the extent permissible under Section 409A of the Code without the imposition of 409A Taxes. The amount of such fund shall equal a good faith estimate of the Delayed Payments determined by the Company in consultation with Executive. The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Payments pursuant to this Section 17."

          IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By
Hayward D. Fisk
Vice President, General Counsel
and Secretary

VAN B. HONEYCUTT